Exhibit 99.1

For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545

DREYER’S ANNOUNCES THIRD QUARTER 2004 RESULTS
Double-Digit Sales Growth from Company Brands

(Oakland, CA, November 5, 2004) — Dreyer’s Grand Ice Cream Holdings, Inc. (the company, Dreyer’s, Dreyer’s Holdings, and DGICH) (NNM: DRYR) today announced results for the quarter ended September 25, 2004. Net sales of company brands, including owned, licensed and joint venture brands of packaged ice cream and frozen snacks, increased 18 percent in the quarter ended September 25, 2005. This strong growth was driven by the continued success of Slow Churned™ Grand Light® ice cream, increased growth in Dreyer’s and Edy’s® classic premium ice cream, and the resurgence of the Häagen-Dazs® brand following a summer advertising and promotional campaign.

AC Nielsen data on the US grocery channel shows that Dreyer’s company brands of packaged ice cream grew 18 percent in the quarter ended September 25, 2004 and reached a dollar market share of 23 percent for the quarter, the highest share ever held by the company for the seasonally competitive third quarter.

Operating Results

Net sales of the company brands increased $62,873,000, or 18 percent, to $410,412,000 for the third quarter of 2004, driven primarily by double-digit growth of premium brands, renewed growth from the company’s superpremium portfolio and an increased of $13,142,000 with the addition of net sales from the branded products of Silhouette Brands, Inc. (Silhouette) following the Company’s acquisition of Silhouette on July, 26, 2004. The increase in company brand net sales was offset by increased promotional expenses in the quarter and the termination of a joint venture which decreased net sales by $11,976,000. Company brands represented 87 percent of total net revenues for the quarter compared to 67 percent for the same period last year.

Net sales of partner brands, products manufactured or distributed for other companies, decreased $91,248,000, or 63 percent, to $53,819,000 for the third quarter of 2004. The decrease was driven primarily by a $69,658,000 reduction in net sales following the termination of certain distribution agreements resulting from the Dreyer’s Nestlé Transaction and the reduction in partner brand net sales following the classification of Silhouette’s branded products as company brands. Partner brands represented 11 percent of total net revenues for the quarter compared to 28 percent for the same period last year.

Other revenues decreased $12,841,000, or 58 percent, to $9,446,000 for the third quarter of 2004. The decrease was driven by a $4,569,000 reduction in revenues received from Integrated Brands, Inc., a subsidiary of CoolBrands International (TSX: COB.A) (CoolBrands) for the transitional manufacturing and distribution of divested brands. The decrease also included a $7,662,000 reduction in reimbursements received from Eskimo Pie Frozen Distribution, Inc., a subsidiary of CoolBrands, for the expenses incurred by the company for distribution services in the territories divested to Eskimo Pie Distribution. Other revenues represented two percent of total net revenues for the quarter, compared to five percent for the same period last year.

Total net revenues decreased $41,216,000, or 8 percent, to $473,677,000 for the third quarter of 2004 from $514,893,000 for the third quarter of 2003.

Cost of goods sold decreased $17,175,000, or four percent, to $416,363,000 for the third quarter of 2004. The decrease in cost of goods sold was driven by a shift in product mix from partner brands to company brands and a $4,559,000 decrease in drayage expense paid to Integrated Brands for the delivery of certain products. The decrease was offset by an $18,100,000 increase in the cost of cream.

The company’s gross profit decreased by $24,041,000, or 30 percent, to $57,314,000 for the third quarter of 2004, and represented a 12 percent gross margin compared with a 16 percent gross margin for the same period last year. The decrease in gross profit was driven by an $18,100,000 increase in the cost of cream and reduced gross profit from the decrease in partner brand sales, which was partially offset by a product mix shift from lower margin partner brands towards higher margin company brands.

Selling, general and administrative expenses decreased $19,111,000, or 23 percent, to $62,258,000 for the third quarter of 2004 and represented 13 percent of total net revenues, compared with $81,369,000, or 16 percent of total net revenues, for the same period last year. The decrease in expenses in the quarter was driven by a reduction in compensation related expenses, stock option compensation expense, broker commissions and merger-related professional fees. The decrease was partially offset by an increase in marketing expenses in the quarter.

Interest expense decreased seven percent to $1,744,000 for the third quarter of 2004 due to lower weighted average interest rates, offset by higher average borrowings.

Royalty expense to affiliates increased 36 percent to $8,931,000 for the third quarter of 2004 due to an increase in net sales of products marketed under brands which are licensed to the company.

Other expense, net increased 314 percent to $2,196,000 in the third quarter of 2004 primarily as a result of increased butter trading losses during the quarter.

Severance and retention expense decreased $5,718,000 to $(637,000) in the third quarter of 2004 reflecting the final phases of programs begun in 2003 following the Dreyer’s Nestlé Transaction.

The company reported a net loss available to Class A callable puttable and Class B common stockholders for the quarter ended September 25, 2004 of $(76,824,000), or $(.81) per diluted share of common stock, compared to a net loss available to Class A callable puttable and Class B common stockholders of $(64,965,000) or $(.71) per diluted share of common stock for the quarter ended September 27, 2003.

Comparability of Results

The company’s financial statements reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction) through which Dreyer’s Grand Ice Cream Holdings, Inc. became the parent of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

The third quarter of 2004 is the first quarter following the Dreyer’s Nestlé Transaction in which the Consolidated Statement of Operations for the quarter can be directly compared to the prior year period.

However, the Consolidated Statement of Operations for the year-to-date periods ending September 25, 2004 and September 27, 2003 are not directly comparable. Results for the three quarters ended September 25, 2004 reflect the results of operations of the combined entity, Dreyer’s Holdings, for the entire period. Results for the three quarters ended September 27, 2003 reflect the operations of stand-alone NICC for the period from January 1, 2003 through the June 26, 2003 combination, and the operations of the combined entity, Dreyer’s Holdings, for the period from June 27, 2003 through September 27, 2003.

Investors are urged to read the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for more details on the ongoing effects of the Dreyer’s Nestlé Transaction on the financial statements.

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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s in the United States include Grand, Grand Light®, Slow Churned™, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, Silhouette®, Skinny Cow®, Skinny Carb Bar™ and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s combination of DGIC and NICC, including the integration of the operations of those companies and compliance with the Federal Trade Commission’s order; and costs or difficulties associated with the integration of the operations of other companies that have been acquired, costs or difficulties related to the expansion and closing of the company’s manufacturing and distribution facilities, the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the company’s ability to develop, market and sell new frozen dessert products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

DREYER’S GRAND ICE CREAM HOLDINGS, INC.
THIRD QUARTER 2004
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003
Revenues:
Net sales	$464,231	$492,606	$1,208,810	$782,458
Other revenues	9,446	22,287	32,591	24,028

Total net revenues	473,677	514,893	1,241,401	806,486

Operating costs and expenses:
Cost of goods sold	416,363	433,538	1,115,507	670,845
Selling, general and administrative	62,258	81,369	184,098	141,285
Interest, net of amounts capitalized	1,744	1,880	5,407	2,638
Royalty expense to affiliates	8,931	6,553	21,629	18,685
Other expense, net	2,196	531	224	454
Severance and retention expense	(637)	5,081	2,593	45,905
In-process research and development				11,495
Loss on divestiture (Reversal of accrued divestiture expenses)		323	(216)	11,931

	490,855	529,275	1,329,242	903,238

Loss before income tax benefit	(17,178)	(14,382)	(87,841)	(96,752)
Income tax benefit	6,699	4,746	34,258	31,928

Net loss	(10,479)	(9,636)	(53,583)	(64,824)
Accretion of Class A callable puttable common stock	(66,345)	(55,329)	(191,967)	(56,570)

Net loss available to common stockholders	$(76,824)$	(64,965)	$(245,550)	$(121,394)

Weighted average common shares outstanding — diluted	94,810	90,898	94,446	73,629

Net loss per common share — diluted	$(.81)	$(.71)	$(2.60)	$(1.65)

Dividends declared per common share	$.06	$.06	$.18	$.12

Condensed Consolidated Balance Sheet
(In thousands)

	Sept. 25, 2004	Dec. 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$10,463	$1,623
Receivables	155,650	121,961
Inventories	164,735	148,426
Prepaid expenses and other	25,927	37,723
Income taxes refundable	14,411	18,283
Taxes receivable due from affiliate		12,236
Deferred income taxes	17,265	17,265

Total current assets	388,451	357,517
Property, plant and equipment, net	430,474	392,613
Other assets	16,225	20,735
Other intangibles, net and Goodwill	2,364,854	2,320,558

Total assets	$3,200,004	$3,091,423

Liabilities, Class A callable puttable common stock and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued liabilities	$204,173	$189,719
Current portion of long-term debt	2,143	2,143

Total current liabilities	206,316	191,862
Long-term debt, less current portion	332,143	149,286
Long-term stock option liability	85,671	135,121
Other long-term obligations	23,515	18,207
Deferred income taxes	37,816	81,065

Total liabilities	685,461	575,541

Class A callable puttable common stock	2,164,552	1,903,314

Stockholders’ equity	349,991	612,568

Total liabilities, Class A callable puttable common stock and Stockholders’ equity	$3,200,004	$3,091,423

Conference Call
Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Friday, November 5, 2004, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss the company’s financial results. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location.